Exhibit 99.1

Tel : 86 10 66578066 Fax : 86 10 66578016 E-mail : guantao@guantao.com http : // www.guantao.com
17/F, Tower 2, Ying Tai Center, No. 28, Finance Street, Beijing 100033, China

March 7, 2014

To:	China Mobile Games and Entertainment Group Limited
Block A, 15/F Huajian Building
233 Tianfu Road, Tianhe District
Guangzhou, PRC

Dear Sirs,

Re:	Legal Opinion on certain PRC Law Matters

We are lawyers qualified to practice in the People’s Republic of China (the “PRC”, and for the purpose of this opinion only, the PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and issue opinions on the PRC laws.

We are acting as the PRC counsel to China Mobile Games and Entertainment Group Limited (the “Company”), a company incorporated under the laws of Cayman Islands in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of a certain number of American Depositary Shares (“ADSs”), each representing 14 Class A ordinary share of par value US$0.001 per share of the Company (the “Offering”).

As used herein, (a) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this opinion; (b) “PRC Group Entities” means the entities listed in Appendix A hereto; (c) “Control Agreements” means the contracts and agreements set forth in Appendix B hereto; (d) “Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC; and (e) “SAT Circular 82” means the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the State Administration of Taxation (“SAT”) on April 22, 2009 and taking retroactive effect as of January 1, 2008.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by the Governmental Authority in the PRC and officers of the Company and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In examination of the documents and for the purpose of giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the Company with proper authority.

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

1. The ownership structure of the PRC Group Entities, as disclosed under the heading “Organizational Structure” in the Registration Statement, is in compliance with applicable regulatory requirements set forth in the PRC Laws.

2. The Control Agreements are valid and legally binding on all the parties thereto and do not result in any violation of the applicable PRC Laws. The Control Agreements are not required by PRC Law to be registered in the PRC in order to be enforceable, save that the pledges contemplated by (i) the Equity Pledge Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated December 30, 2010 and (ii) the Equity Pledge Agreement among Huiyou Digital (Shenzhen) Ltd., Jian Xiao, Xiongfei Liu and Shenzhen Lanyue Internet Technology Co., Ltd. dated September 16, 2013 have been registered in the PRC as required by the PRC Laws. The determination that the Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are each consistent with the restrictions placed on foreign ownership and investments in the PRC.

3. On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle as defined in the M&A Rules; therefore the requirement of the M&A Rules is not applicable to the Company and the Company was not required to submit an application to CSRC for the approval of its listing on the Nasdaq Global Market.

4. The SAT Circular 82, among other things, sets out the standards and procedures for recognizing the location of the “de facto management body” of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors (the “Chinese Funded Enterprise”). However, since the Company is not controlled by a PRC enterprise or a PRC enterprise group, it remains unclear whether the standards set out in the SAT Circular 82 will apply or be cited for reference when considering whether the “de facto management bodies” of the Company and its overseas subsidiaries are in the PRC or not. Furthermore, under SAT Circular 82, a Chinese Funded Enterprise shall be considered a resident enterprise if all of the following applies: (A) a Chinese Funded Enterprise’s major management department and personnel who are responsible for carrying out daily operations are located in the PRC; (B) the department or the personnel who have the right to decide or approve the Chinese Funded Enterprise’s financial and human resource matters are located in the PRC; (C) the major assets, account book, company seal and meeting minutes of the Chinese Funded Enterprise are located or stored in the PRC; and (D) the directors or management personnel holding no less than 50% voting rights of the Chinese Funded Enterprise habitually reside in the PRC. To the best of our knowledge after due inquiry, the Company and its overseas subsidiaries do not meet all of the conditions above.

This opinion is subject to the following qualifications:

(a)	The opinion in paragraphs 1 and 2 above is subject to uncertainties regarding the interpretation, implementation and application of the following PRC Laws and other current and future PRC Laws, and there can be no assurance that the PRC Governmental Authority will ultimately take a view that is consistent with our opinions stated in paragraphs 1 and 2 above:

(i)	The “Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation” (the “MIIT Circular”) issued by the Ministry of Industry and Information Technology on July 13, 2006. The MIIT Circular emphasizes that a foreign investor planning to invest in the PRC value-added telecommunications sector must set up a foreign-invested enterprise and apply for the applicable telecommunications business operating license. Further, a domestic value-added telecommunications services provider cannot lease, transfer or sell any telecommunications business operating license to a foreign investor, or provide resources, sites, facilities or other conditions to a foreign investor for its illegal operation of a telecommunications business in the PRC. Due to a lack of interpretative materials from the regulators, it is currently unclear what impact the MIIT Circular will have on the Company or other companies that have adopted similar ownership structures.

(ii)	The Notice Regarding the Consistent Implementation of the “Stipulations on Three Provisions of the State Council and the Relevant Interpretations of the State Commission Office for Public Sector Reform and the Further Strengthening of the Administration of Pre-examination and Approval of Internet Games and the Examination and Approval of Imported Internet Games” (the “GAPP Notice”) jointly published by the General Administration of Press and Publication (the “GAPP”), the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications on September 28, 2009. The GAPP Notice prohibits foreign investors from participating in online game operating businesses through foreign-invested enterprises in the PRC, and from controlling and participating in such businesses of domestic companies indirectly through other forms of joint ventures or contractual or technical support arrangements. As no detailed interpretation of the GAPP Notice has been issued to date, it is not clear how the GAPP Notice will be implemented. Furthermore, as some other primary government regulators, such as the Ministry of Commerce, Ministry of Culture (MOC), and MIIT, did not join GAPP in issuing the GAPP Notice, the scope of the implementation and enforcement of the GAPP Notice remains uncertain.

(b)	This opinion is limited to matters of the PRC Laws in effect on the date of this opinion. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of the competent PRC Governmental Authority. There is no guarantee that any of the PRC Laws, or interpretation, implementation or application thereof, will not be changed, amended or replaced in the future with or without retrospective effect.

(c)	The term “enforceable” or “enforceability” used in this opinion refers to that an obligation or a document is actionable before the PRC courts, but it does not mean that such obligation or document will necessarily be enforced in all circumstances in accordance with their terms or that specific performance or particular remedy will be upheld or given by the PRC courts.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, or fraudulent; and (iii) judicial discretion with respect to the availability of injunctive relief and indemnification, the calculation of damages, and the entitlement of attorneys’ fees and other costs

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

/s/ Guantao Law Firm

Guantao Law Firm

Appendix A

PRC Group Entities

1.	(Huiyou Digital (Shenzhen) Ltd.)

2.	(Beijing Dongganlefeng Information Technology Co., Ltd.)

3.	(Beijing Longyuebaifu Information Technology Co., Ltd.)

4.	(Shenzhen Yikechuanghui Technology Co., Ltd.)

5.	(Shenzhen Qilewuxian Software Development Co., Ltd.)

6.	(OWX (Beijing) Technology Co., Ltd.)

7.	(Shenzhen Zhongtuokechuang Technology Co., Ltd.)

8.	(Guangzhou Yitongtianxia Software Development Co., Ltd.)

9.	(Guangzhou Yingzheng Information Technology Co., Ltd.)

10.	(Shenzhen Douqu Software Co., Ltd)

11.	(Kechuang Qudong (Shenzhen) Co. Ltd.)

12.	(Shenzhen Lanyue Internet Technology Co., Ltd.)

13.	(Shanghai Suiyue Technology Co., Ltd.)

14.	(Shanghai Lanfeng Technology Co., Ltd.)

15.	(Beijing Wuyao Technology Co., Ltd.)

16.	(Chengdu Zhuoxing Technology Co., Ltd.)

17.	(Shenzhen Leyuansuiyu Technology Development Co., Ltd.)

18.	(Huiqu Wuxian Digital (Shenzhen) Co., Ltd.)

19.	(Guangzhou Huifenghechang Mobile Technology Co., Ltd.)

20.	(Woqin Internet Technology (Shanghai) Co., Ltd.)

Appendix B

Control Agreements

A.	Control Agreements relating to Guangzhou Yingzheng Information Technology Co., Ltd.

1.	Exclusive Technology Services and Market Promotion Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

2.	Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 6, 2010

3.	Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated January 6, 2011

4.	Voting Proxy Agreement among Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

5.	Supplementary Agreement among Yongchao Wang, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2010

6.	Option Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

7.	Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

8.	Equity Pledge Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated December 30, 2010

9.	Letter of Undertaking by Yongchao Wang to Action King Limited dated December 30, 2010

10.	Cooperation Agreement between Huiyou Digital (Shenzhen) Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 22, 2011

11.	Supplemental Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd. and Yongchao Wang, De Liang and Feng Zheng, dated August 23, 2011

12.	Agreement for Voting Rights Proxy among Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd., 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 16, 2011

13.	Supplemental Agreement between 3GUU Mobile Entertainment Industrial Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 16, 2011

14.	Supplemental Agreement for Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 30, 2011

15.	Supplemental Agreement for Technological Services between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2011

16.	Supplemental Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated July 15, 2013

B.	Control Agreements relating to Shenzhen Lanyue Internet Technology Co., Ltd.

17.	Exclusive Technology Services and Market Promotion Services Agreement between Huiyou Digital (Shenzhen) Ltd. and Shenzhen Lanyue Internet Technology Co., Ltd. dated September 13, 2013

18.	Technology Services Agreement between Huiyou Digital (Shenzhen) Ltd. and Shenzhen Lanyue Internet Technology Co., Ltd. dated September 13, 2013

19.	Supplemental Agreement for Technological Services between Huiyou Digital (Shenzhen) Ltd. and Shenzhen Lanyue Internet Technology Co., Ltd. dated September 13, 2013

20.	Voting Proxy Agreement among Jian Xiao, Xiongfei Liu, Huiyou Digital (Shenzhen) Ltd. and Shenzhen Lanyue Internet Technology Co., Ltd. dated September 16, 2013

21.	Supplemental Agreement between China Wave Group Limited and Shenzhen Lanyue Internet Technology Co., Ltd. effective on September 1, 2013

22.	Option Agreement among Huiyou Digital (Shenzhen) Ltd., Jian Xiao and Xiongfei Liu dated September 16, 2013

23.	Loan Agreement between Huiyou Digital (Shenzhen) Ltd. and Jian Xiao dated September 10, 2013

24.	Supplemental Agreement for Loan Agreement between Huiyou Digital (Shenzhen) Ltd. and Jian Xiao dated September 10, 2013

25.	Equity Pledge Agreement among Huiyou Digital (Shenzhen) Ltd., Jian Xiao, Xiongfei Liu and Shenzhen Lanyue Internet Technology Co., Ltd. dated September 16, 2013

26.	Letter of Undertaking by Xiongfei Liu dated September 16, 2013

27.	Supplemental Agreement regarding the Voting Proxy Agreement among Huiyou Digital (Shenzhen) Ltd., Shenzhen Lanyue Internet Technology Co., Ltd., Jian Xiao and Xiongfei Liu dated September 16, 2013

28.	Supplemental Agreement among Huiyou Digital (Shenzhen) Ltd., Shenzhen Lanyue Internet Technology Co., Ltd., Jian Xiao and Xiongfei Liu dated September 16, 2013

29.	Agreement for Voting Rights Proxy Matters among Shenzhen Lanyue Internet Technology Co., Ltd., Huiyou Digital (Shenzhen) Ltd., China Wave Group Limited, Jian Xiao and Xiongfei Liu dated September 16, 2013